Exhibit 10.30
Loan Agreement

THIS LOAN AGREEMENT (this “Agreement”) dated as of December 1, 2020 (the “Effective Date”) between PNC BANK, NATIONAL ASSOCIATION (“Bank”), LUNA INNOVATIONS INCORPORATED, a Delaware corporation, with an office located at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011 (“Borrower”), and LUNA TECHNOLOGIES, INC., a Delaware corporation, FORMER LUNA SUBSIDIARY, INC., a Delaware corporation, GENERAL PHOTONICS CORP., a California corporation, and TERAMETRIX LLC, a Delaware limited liability company, each with an office located at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011 (collectively, jointly and severally, whether one or more in number, the “Guarantors” and, taken together collectively with the Borrower, the “Obligors”), recites and provides as follows.
1.    ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP, calculations and determinations must be made following GAAP; provided no effect shall be given to Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2.    LOAN AND TERMS OF PAYMENT
2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with the Notes and this Agreement.
2.2    Revolving Line.
(a)    Revolving Line Generally; Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances under the Revolving Line not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
(b)    Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. The Revolving Line shall be repaid in accordance with the terms of the Revolving Line Note.
(c)    Letter of Credit Sublimit. As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed the lesser of (A) Three Million Dollars ($3,000,000.00), or (B) the Revolving Line, minus the sum of all outstanding principal amounts of any Advances. The Letters of Credit shall be governed by the terms of this Agreement and by one or more customary reimbursement agreements, in form and content satisfactory to Bank, executed by Borrower in

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favor of Bank (the “Reimbursement Agreement”). Each request for the issuance of a Letter of Credit must be accompanied by Borrower’s execution of an application on Bank’s standard forms, together with all supporting documentation. This Agreement shall control in the event of any conflict with any Reimbursement Agreement or any other related Letter of Credit application. Each Letter of Credit shall be in form and substance reasonably acceptable to Bank in its sole discretion. This Agreement is not a pre-advice for the issuance of a letter of credit. Borrower shall pay Bank’s standard issuance fee on the stated amount of each Letter of Credit upon issuance, together with such other customary fees and reasonable expenses therefor as shall be required by Bank. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. If any outstanding Letter of Credit expires after the Revolving Line Maturity Date (or effective termination of this Agreement), then on the 91st day prior to the Revolving Line Maturity Date the Borrower shall provide to bank cash collateral in an amount equal to at least one hundred five percent (105%) for all such Letters of Credit, plus all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit. Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).
(d)    Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances, plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, an “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the rate then in effect under the Revolving Line Note.
2.3    Term Loan.
(a)    Term Loan Generally. Subject to the terms and conditions of this Agreement, Bank shall extend the Term Loan to Borrower. Amounts borrowed under the Term Loan may not be reborrowed once repaid.
(b)    Termination; Repayment. The Term Loan terminates on the Term Loan Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Term Loan shall be immediately due and payable. The Term Loan shall be repaid in accordance with the terms of the Term Loan Note.
2.4    Fees. Borrower shall pay to Bank:
(a)    Commitment Fee. A fully earned, non-refundable commitment fee of Fifty Thousand Dollars ($50,000.00) is earned and payable as of the Effective Date;
(b)    Unused Fee for Revolving Line. With respect to the Revolving Line, Borrower shall pay to Bank a fee equal to the product of (i) (x) the maximum principal amount of such Revolving Line, minus (y) the quarterly average principal balance outstanding under such Revolving Line (including, for the avoidance of doubt, the face amount of outstanding Letters of Credit) for a given fiscal quarter, multiplied by (ii) two tenths of one percent (0.20%) per annum, due on a quarterly basis in arrears and payable with the first regularly scheduled monthly payment under the Revolving Line Note in any given fiscal quarter, commencing on the first such date to occur after the date hereof; and
(c)    Bank Expense. All Bank Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

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Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.
2.5    Payments; Application of Payments; Debit of Accounts.
(a)    All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)    Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied, Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(c)    Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
2.6    Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank. Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.
3.    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Credit Extension Under the Term Loan. Bank’s obligation to make the initial Credit Extension under the Term Loan is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a)    duly executed signatures to the Loan Documents (except for any such documents to be delivered at a later date as set forth herein or in the other Loan Documents);
(b)    the Operating Documents and long-form good standing certificates of Obligors certified by the Secretary of State (or equivalent agency) of such Obligor’s jurisdiction of organization or formation and each

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jurisdiction in which each Obligor is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(c)    duly executed signatures to the completed Borrowing Resolutions for each Obligor;
(d)    certified copies, dated as of a recent date, of Lien searches (including, without limitation, UCC searches), as Bank may request, accompanied by written evidence (including any termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
(e)    a legal opinion (authority and enforceability) of Obligors’ counsel, dated as of the Effective Date;
(f)    a duly executed Perfection Certificate;
(g)    a payoff letter in respect of Indebtedness to be refinanced on the Effective Date;
(h)    payment of the fees and Bank Expenses then due as specified in Sections 2.4(a) and (c) hereof; and
(i)    a completed and executed Loan Fee and Disbursement Authorization Form in the form provided to Borrower.
3.2    Conditions Precedent to All Credit Extensions Under the Revolving Line. Bank’s obligations to make each Credit Extension under the Revolving Line, including the initial Credit Extension under the Revolving Line, is subject to the following conditions precedent:
(a)    satisfaction of the conditions precedent set forth in Section 3.1 (excluding Section 3.1(i));
(b)    timely receipt of a Credit Extension Request under the Revolving Line;
(c)    the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
(d)    Bank determines to its reasonable satisfaction that there has not been a Material Adverse Change.
3.3    Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

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3.4    Credit Extension Requests Under Revolving Line. In order to obtain a Credit Extension under the Revolving Line, Borrower shall either (a) execute and deliver to Bank a Request for Advance in the form attached hereto as Exhibit C, or (b) if permitted by Bank, make a request for a Credit Extension by telephone or electronic mail, or delivered in accordance with Bank’s security procedures through any automated platform or electronic service provided by Bank, with such confirmation or verification (if any) as Bank may require in its discretion from time to time (collectively, a “Credit Extension Request”). Borrower authorizes Bank to accept telephonic, email, automated and electronic requests for Credit Extensions, and Bank shall be entitled to rely upon the authority of any person providing such instructions. Borrower hereby indemnifies and holds Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) which may arise or be created by the acceptance of such telephonic, email, automated and electronic requests or by the making of such Credit Extensions. Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each Credit Extension, as well as the date and amount of each payment made by Borrower.
4.    Post-Closing Requirements.
(a)    Within sixty (60) days after the Effective Date, the Borrower shall have used commercially reasonable efforts to obtain a landlord waiver for each of its chief executive offices and each other domestic office or business location containing more than One Hundred Thousand Dollars ($100,000.00) in Collateral, in form and substance reasonably satisfactory to Bank.
(b)    Within ten (10) days after the Effective Date, Bank shall have received, in from and substance satisfactory to Bank, duly executed signatures to the Control Agreement(s) required by Section 6.8.
(c)    Within thirty (30) days after the Effective Date, Bank shall have received post-closing UCC lien searches for Borrower and Guarantors identifying only Permitted Liens.
(d)    Within thirty (30) days after the Effective Date, the Obligors shall have executed and delivered Security Agreement Riders and shall have completed such filings as may be deemed reasonably necessary by Bank to perfect security interests in favor of Bank in the patents and trademarks described in the Perfection Certificate (but specifically excluding any patent applications).
5.    REPRESENTATIONS AND WARRANTIES
Each Obligor represents and warrants as follows:
5.1    Due Organization; Authorization; Power and Authority. Each Obligor is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of each of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, the Borrower has delivered to Bank a completed certificate signed by Borrower entitled “Perfection Certificate” (the “Perfection Certificate”). Each Obligor represents and warrants to Bank that, as of the date of the Perfection Certificate, (a) each Obligor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) each Obligor is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth each Obligor’s organizational identification number or accurately states that such Obligor has none; (d) the Perfection Certificate accurately sets forth each Obligor’s place of business, or, if more than one, its chief executive office as well as each Obligor’s mailing address (if different than its chief executive office); (e) each Obligor (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to the Obligors is accurate and complete in all material respects. If any Obligor is not now a Registered Organization but later becomes one, such Obligor shall promptly notify Bank of such occurrence and provide Bank with such Obligor’s organizational identification number.

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The execution, delivery and performance by each Obligor of the Loan Documents to which it is party have been duly authorized, and do not (i) conflict with any of Obligors’ organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which any Obligor or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings and registrations contemplated by this Agreement and the other Loan Documents), or (v) constitute an event of default under any material agreement by which any Obligor is bound. No Obligor is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on such Obligor’s business.
5.2    Collateral. Each Obligor has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. Other than demo or loaner equipment with an aggregate book value of up to One Million Dollars ($1,000,000.00) that is used in the sales and clinical trial process, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. All Inventory is in all material respects of good and marketable quality, free from material defects. Obligors are the sole owners of the Intellectual Property which they own or purport to own except for (a) licenses granted to its customers in the ordinary course of business consistent with Borrower’s past practices, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to an Obligor and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to an Obligor’s business is valid, and no part of the Intellectual Property which any Obligor owns or purport’s to own and which is material to any Obligor’s business has been judged invalid or unenforceable, in whole or in part. To the best of Obligors’ knowledge, no written claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on any Obligor’s business. Except as noted on the Perfection Certificate, no Obligor is a party to, or is bound by, any Restricted License.
5.3    Reserved.
5.4    Litigation. Except as disclosed in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against any Obligor involving more than, individually Five Hundred Thousand Dollars ($500,000.00), or in the aggregate One Million Dollars ($1,000,000.00).
5.5    Financial Statements; Financial Condition. All consolidated financial statements for Borrower delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.6    Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s consolidated liabilities; Obligors are not left with unreasonably small capital after the transactions in this Agreement; and Obligors are able to pay its debts (including trade debts) as they mature.
5.7    Regulatory Compliance. No Obligor is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Obligor is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Obligor (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law, where the failure to comply or the violation of which could reasonably be expected to have a material adverse effect on its business. None of Obligor’s properties or assets has been used by such parties or, to the best of such parties’ knowledge, by previous Persons, in disposing, producing, storing,

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treating, or transporting any hazardous substances other than legally. Obligors have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on Obligors’ business.
5.8    Subsidiaries; Investments. Obligors do not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9    Tax Returns and Payments; Pension Contributions. Obligors have timely filed all required tax returns and reports, or duly filed valid extensions therefore, and have timely paid when due and payable all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Obligors. Notwithstanding the foregoing, Obligors may defer payment of any contested taxes, provided that such Obligor (a) contests in good faith its obligation to pay the taxes by appropriate proceedings promptly instituted and diligently conducted, (b) notify Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.
Obligors are unaware of any claims or adjustments, in excess of Five Hundred Thousand Dollars ($500,000.00), proposed for any of such Obligor’s prior tax years which could result in additional taxes becoming due and payable by such Obligors. Obligors have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and have not withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of any Obligor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10    Use of Proceeds. Obligors shall use the proceeds of the Credit Extensions for working capital purposes and for general corporate purposes (including Permitted Investments) and not for personal, family, household or agricultural purposes.
5.11    Full Disclosure. No written representation, warranty or other statement of any Obligor in any written certificate or written statement given to Bank by an Obligor, as of the date such written representation, warranty, or other statement, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the written certificates or written statements not misleading (it being recognized by Bank that the projections and forecasts provided by Obligors in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.12    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Obligor’s knowledge or awareness, to the “best of” Obligor’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
6.    AFFIRMATIVE COVENANTS
Each Obligor shall do all of the following (provided that the obligations set out in Section 6.2 and Section 6.9 shall apply only to Borrower):
6.1    Government Compliance.
(a)    Subject to Section 7.3, maintain its legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Obligor’s business or operations. Each Obligor shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the

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noncompliance with which could reasonably be expected to have a material adverse effect on such Obligor’s business.
(b)    Obtain all of the Governmental Approvals necessary for the performance by each Obligor of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral (if any). Upon request, Obligors shall promptly provide copies of any such obtained Governmental Approvals to Bank.
6.2    Financial Statements, Reports, Certificates. Provide Bank with the following:
(a)    as soon as available, but no later than sixty (60) days after the last day of each of the first three (3) fiscal quarters of each year, a company prepared consolidated balance sheet and income statement covering the Borrower’s consolidated operations for such quarter certified by a Responsible Officer and in a form reasonably acceptable to Bank;
(b)    as soon as available, but no later than forty-five (45) days following the end of each fiscal year of Borrower, on a consolidated basis, and contemporaneously with any updates or amendments thereto, annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower;
(c)    as soon as available, and in any event within one hundred twenty (120) days following the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, on a consolidated basis, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank;
(d)    together with the financial reports described in the preceding Sections 6.2(a) and (c), a Compliance Certificate;
(e)    within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address or on the date such documents are publicly available on SEC’s EDGAR filing system or any successor thereto (if any);
(f)    a prompt report of any legal actions pending or threatened in writing against any Obligor or any of its Subsidiaries that could result in damages or costs to such Obligor or any of its Subsidiaries of, individually, Five Hundred Thousand Dollars ($500,000) or more, or in the aggregate One Million Dollars ($1,000,000) or more;
(g)    [reserved]; and
(h)    promptly, from time to time, such other information regarding any Obligor or compliance with the terms of any Loan Documents as reasonably requested by Bank.
6.3    Reserved.
6.4    Reserved.
6.5    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports (or extensions therefore) and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by Obligors and their

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Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.6    Access to Collateral; Books and Records. At reasonable times, upon 5 Business Days’ advance notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right, to inspect the Collateral and the right to audit and copy Obligors’ Books, at Borrower’s expense. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary.
6.7    Insurance.
(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Obligors’ industry and location and as Bank may reasonably request. Insurance policies shall be in a form with financially sound and reputable insurance companies that are not Affiliates of an Obligor, and in amounts that are customary for companies of Borrower’s size in Borrower’s industry and location(s). All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
(b)    Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.
(c)    At Bank’s request, any Obligor shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If any Obligor fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
6.8    Accounts. From the date which is 120 days after the Effective Date (or such later date as may be reasonably agreed to in writing by Bank in its sole discretion), the Obligors shall maintain all of their domestic accounts at Bank. Notwithstanding the foregoing, Borrower shall be permitted to maintain the SVB Cash Collateral Accounts until termination of the Existing Letter of Credit or cash management obligations to which such accounts relate.
6.9    Financial Covenants.
(a)    Maintain at all times, commencing with the fiscal quarter ending December 31, 2020 and tested as of each fiscal quarter end, a Net Leverage Ratio which is less than 1.50 to 1.00; and
(b)    Maintain at all times, commencing with the fiscal quarter ending December 31, 2020 and tested as of each fiscal quarter end, on a rolling four quarters basis, a Fixed Charge Coverage Ratio greater than or equal to 1.10 to 1.00.

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6.10    Protection of Intellectual Property Rights.
(a)    (i) Protect, defend and maintain the validity and enforceability of the Intellectual Property material to its Business; (ii) promptly advise Bank in writing of known material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its Business; and (iii) not allow any Intellectual Property material to any Obligor’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
(b)    Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Obligors shall take such commercially reasonable steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
6.11    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank without expense to Bank. Each Obligor and its officers, employees and agents and such Obligor’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to such Obligor.
6.12    Reserved.
6.13    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law and which are outside the ordinary course of business or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Obligors.
6.14    Creation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, in the event any Obligor creates or acquires any Subsidiary after the Effective Date, such Obligor shall promptly notify Bank of the creation or acquisition of such new Subsidiary and, at Bank’s request, in its sole discretion, shall (a) with respect to Subsidiaries which are not Excluded Subsidiaries, cause such new Subsidiary to provide to Bank a joinder to the Loan Documents to cause such Subsidiary to become a Guarantor hereunder, and grant a continuing pledge and security interest in and to the assets constituting Collateral of such Subsidiary by executing and delivering to Bank a Joinder and Amendment Agreement (in substantially the same form set forth on Exhibit B attached hereto), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, in each case, to the extent constituting Collateral and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.14 shall be a Loan Document.
7.    NEGATIVE COVENANTS
No Obligor shall do any of the following without Bank’s prior written consent:
7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any material part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of nonexclusive licenses for the use of the Intellectual Property of

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Obligors or their Subsidiaries in the ordinary course of business that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; (e) permitted by Section 7.7(a); (f) any assets or property not otherwise permitted hereunder in an aggregate amount not to exceed Five Hundred Thousand ($500,000.00)in any fiscal year; (g) consisting of the sale or issuance of any stock of Borrower permitted under this Agreement; (h) consisting of Obligors’ or Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (i) the unwinding of any swap agreements, cash management arrangements or other Banking Services or (j) leases or subleases of property.
7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Obligors and any Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve, other than Subsidiaries that own assets with an aggregate value of less than Fifty Thousand Dollars ($50,000.00); (c) fail to provide notice to Bank of the Key Person departing from or ceasing to be employed by the Borrower within five (5) days after the Key Person’s departure from the Borrower; or (d) permit or suffer any Change in Control.
No Obligor shall, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000.00) in assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If any Obligor intends to add any new offices or business locations, including warehouses, containing in excess of One Hundred Thousand Dollars ($100,000.00) of assets or property, then such Obligor will first receive the written consent of Bank, and the Obligor shall take commercially reasonable efforts to have the landlord of any such new offices or business locations, including warehouses, execute and deliver a landlord consent in form and substance satisfactory to Bank. If any Obligor intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Obligor intends to deliver the Collateral, then such Obligor will first receive the written consent of Bank, and such Obligor shall take commercially reasonable efforts to have such bailee execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary); provided, however, that this Section 7.3 shall not prohibit (a) the Project Owen Acquisition, (b) the acquisition of the ownership interests or assets of one or more entities in an aggregate purchase amount (including, without limitation, any earnouts associated with such purchase) not to exceed Ten Million Dollars ($10,000,000.00), so long as, after giving pro forma effect to such acquisition, as verified by Bank in its reasonable discretion (i) no Event of Default shall have occurred, including under the financial performance covenants set forth in Section 6.9, and (ii) the Obligors shall have demonstrated that it possesses Liquid Assets in an amount not less than Seven Million Dollars ($7,000,000.00), (c) a Subsidiary that is not an Obligor merging or consolidating into another Subsidiary or into an Obligor, or (d) an Obligor merging into another Obligor (provided that if Borrower is subject to such a merger, Borrower shall be the surviving entity).
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person

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which directly or indirectly prohibits or has the effect of prohibiting an Obligor or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8 hereof.
7.7    Distributions; Investments. (a) Pay any cash dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Borrower may (i) pay dividends solely in common stock; (ii) repurchase the stock of former or current employees, officers, directors or consultants pursuant to stock repurchase agreements, termination of employment or service or pursuant to rights of first refusal in Borrower’s bylaws, so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) per fiscal year; (iii) make de minimis payments of cash in lieu of fractional shares upon conversion of convertible securities or upon any stock dividend, stock split or combination; or (iv) distribute equity securities to former or current employees, officers, consultants or directors pursuant to the exercise of employee stock options approved by the Board; or (b) directly or indirectly make any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of an Obligor, except for (a) transactions that are in the ordinary course of such Obligor’s business, upon fair and reasonable terms that are no less favorable to such Obligor’s than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) sales of equity securities to its investors in bona fide equity financings so long as a Change in Control does not occur, (c) transactions between an Obligor and an Affiliate or Subsidiary that is permitted pursuant to this Section 7, (d) reasonable and customary compensation arrangements and benefit plans for officers and other employees of Borrower entered into or maintained in the ordinary course of business, and (e) reasonable and customary fees paid to members of the Board in the ordinary course of business.
7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of any subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
7.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of l940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on an Obligor’s business, or permit any of its Subsidiaries to do so: withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of such Obligor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
8.    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Any Obligor fails to (a) make any payment of principal or interest on any Credit Extension when due or (b) pay any other Obligations within ten (10) calendar days after such Obligations are due

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and payable (which ten (10) calendar day grace period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2    Covenant Default.
(a)    Any Obligor fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, 6.7, 6.8, 6 9, 6.l 0 or 6.14, or violates any covenant in Section 7; or
(b)    Any Obligor fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within such thirty (30) day period or cannot after diligent attempts by Obligor, be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Obligor’s shall have an additional period (which shall not in any case exceed sixty (60) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed, an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
8.3    [Reserved].
8.4    Attachment; Levy; Restraint on Business.
(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of any Obligor or of any entity under the control of an Obligor (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any thirty (30) day cure period;
(b)    (i) any material portion of an Obligor’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;
8.5    Insolvency. (a) Any Obligor or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) an Obligor or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against such Obligor or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6    Other Agreements. There is, under any agreement to which any Obligor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000.00); or (b) any default by an Obligor, the result of which could have a material adverse effect on Obligor’s business;
8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against an Obligor by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no

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Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8    Misrepresentations. An Obligor or any Person acting for an Obligor makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results);
8.9    Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement; or
8.10    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of an Obligor or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of an Obligor or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.
9.    BANK’S RIGHTS AND REMEDIES
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
(b)    stop advancing money or extending credit for Obligors’ benefit under this Agreement or under any other agreement between Obligors and Bank;
(c)    demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
(d)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing an Obligor money of Bank’s security interest in such funds. All Obligors shall collect all payments in trust for Bank and, if requested by Bank,

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immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;
(e)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Obligors shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Obligor grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(f)    apply to the Obligations any (i) balances and deposits of any Obligor it holds, or (ii) amount held by Bank owing to or for the credit or the account of such Obligor;
(g)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Obligors’ labels, Patents, Copyright, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Obligors’ rights under all licenses and all franchise agreements inure to Bank’s benefit;
(h)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(i)    demand and receive possession of Obligors’ Books; and
(j)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2    Power of Attorney. Each Obligor hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Obligor’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Obligor’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Obligor’s name, as Bank chooses), in each case for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Obligor’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Obligor hereby appoints Bank as its lawful attorney-in-fact to sign Obligor’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Obligor’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.
9.3    Protective Payments. If any Obligor fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which an Obligor is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide such Obligor with notice of Bank obtaining such insurance at the time it is obtained or

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within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. If an Event of Default has occurred and is continuing. Bank shall have the right to apply in any order any funds in its possession, whether from Obligors’ account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Obligors by credit to the Designated Deposit Account or to other Persons legally entitled thereto: Obligors shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral. Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Obligors bear all risk of loss, damage or destruction of the Collateral.
9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by each Obligor of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver or any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Each Obligor waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which an Obligor is liable.
9.8    [Reserved]
10.    NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or any Obligor may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

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If to Borrower:	Luna Innovations Incorporated 301 1st Street SW, Suite 200 Roanoke, Virginia 24011 Attention: Scott Graeff Fax: (540) 769-8401 Email: graeffs@lunainnovations.com
With a copy to:	Cooley LLP 1299 Pennsylvania Avenue, NW, Suite 700 Washington, DC 20004-2400 Attention: Addison Pierce Email: afpierce@cooley.com
If to Guarantor:
Luna Technologies, Inc.
Former Luna Subsidiary, Inc.
General Photonics Corp.
Terametrix LLC
c/o Luna Innovations Incorporated
301 1st Street SW, Suite 200
Roanoke, Virginia 24011
Attention: Scott A. Graeff
Fax: (540) 769-8401
Email: graeffs@lunainnovations.com

With a copy to:	Cooley LLP 1299 Pennsylvania Avenue, NW, Suite 700 Washington, DC 20004-2400 Attention: Addison Pierce Email: afpierce@cooley.com
If to Bank:	PNC Bank, National Association 1001 Haxall Point, Suite 706 Richmond, VA 23219 Attention: Brian C. Combs Email: brian.combs@pnc.com
with a copy to:	Williams Mullen 200 South 10th Street Richmond, VA 23219 Attention: Matthew E. Cheek Email: mcheek@williamsmullen.com
11.    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
New York law governs the Loan Documents without regard to principles of conflicts of law. Each Obligor and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York: provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Obligor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Obligor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Obligor hereby waives personal service of the summons, complaints, and other process issued in such

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action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to an Obligor at the address set forth in, or subsequently provided by Obligor in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Obligor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE. BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST AN OBLIGOR OR ITS PROPERTY.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
This Section 11 shall survive the termination of this Agreement.
12.    general provisions
12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any Obligations under Bank Services Agreements that are cash collateralized in accordance with the Loan Documents) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations, which, by their terms, are to survive the termination of this Agreement and any Obligations under Bank Services Agreements that are cash collateralized in accordance with the Loan Documents), this Agreement may be terminated prior to the Term Loan Maturity Date and Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Obligor may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Obligors, to sell, transfer, assign, negotiate, or grant participation in all or any part of or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof). Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Bank shall not assign its interest in the Credit Extensions and Loan Documents to any Person who in the reasonable estimation of Bank is a direct competitor of Obligors or their Subsidiaries or a vulture fund.
12.3    Indemnification. Each Obligor agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and any Obligor contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

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12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision): (c) as required by law, regulation, subpoena, or other order: (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank: or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information. Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by any Obligor. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Obligor and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.11    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.12    Right of Setoff. Each Obligor hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, Collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and

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apply the same to any liability or Obligation of any Obligor even though unmatured and regardless of the adequacy of any other Collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF AN OBLIGOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.13    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.14    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.15    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.16    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns: (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement: or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
13.    DEFINITIONS
13.1    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” is defined in the preamble hereof.
“Authorized Signer” is any individual listed in any Obligor’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

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“Availability Amount” is (a) the Revolving Line, minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus (c) the outstanding principal balance of any Advances.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantors.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to any Obligor or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).
“Bank Services Agreement” is defined in the definition of Bank Services.
“Board” is an Obligor’s board of directors.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Obligors’ books and records including ledgers, federal and state tax returns, records regarding Obligors’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Resolutions” are, with respect to any Person, the “Resolutions for Extension of Credit and Incumbency Certificate” submitted by such Person to Bank.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Equivalents” means (a) marketable direct obligations issued, or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (l) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (l) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)5 under the Exchange Act), directly or indirectly, of more than fifty percent (50.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; or (b) at any time, the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

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“Claims” is defined in Section 12.3.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.
“Collateral” shall have the meaning set forth in the Security Agreements.
“Collateral Account” is any Deposit Account.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit A.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is the Term Loan, any Advance, Overadvance or Letter of Credit under the Revolving Line, or any other extension of credit by Bank for any Obligor’s benefit.
“Credit Extension Request” is defined in Section 3.4.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Current Maturities” means the scheduled payments, due during the prior four fiscal quarters, of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capital or finance lease obligations).
“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

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“Designated Deposit Account” is the deposit account, account number ending -5697, maintained by Borrower with Silicon Valley Bank or such other account designated in writing by Borrower.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Domestic Subsidiary” means a Subsidiary that is organized under the laws of the United States, any state or commonwealth thereof, or the District of Columbia.
“EBITDA” means net income, plus interest expense, plus income tax expense, plus depreciation, plus amortization, plus stock-based compensation, plus one-time transaction costs associated with the Project Owen Acquisition, plus losses related to discontinued operations, plus or minus non-cash items as may have been approved by Bank from time to time in its reasonable discretion (calculated on a pro forma basis).
“Effective Date” is defined in the preamble hereof.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations;
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” means each Foreign Subsidiary, together with its Subsidiaries.
“Existing Letter of Credit” has the meaning set out in the Perfection Certificate.
“Fixed Charge Coverage Ratio” means (i) EBITDA minus Unfunded Capital Expenditures, divided by (ii) the sum of Current Maturities, plus interest expense, plus cash taxes, paid plus dividends.
“Foreign Currency” means lawful money of a country other than the United States.
“Foreign Subsidiary” means any subsidiary which is not a Domestic Subsidiary.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property,

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claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, right in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof: any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantors” are defined in the preamble hereof and shall include any other Person providing a Guaranty in favor of Bank.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.3.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following;
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(c)    any and all source code:
(d)    any and all design rights which may be available to such Person;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Obligor’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

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“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Key Person” is Borrower’s Chief Executive Officer, who is Scott A. Graeff as of the Effective Date.
“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquid Assets” are unencumbered cash, cash equivalents and marketable securities that are traded on a recognized stock exchange and may be easily liquidated within fifteen (15) days, all of which shall be freely available for a Person to spend or invest, not held for a specific purpose and otherwise available to such Person for immediate or general business use, together with the then-current amount unused availability under the Revolving Line.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Notes, the Security Agreements, any Bank Services Agreement, the Disclosure Letter, any Control Agreement, any subordination agreement, any guaranties executed by any Obligor, and any other present or future agreements by any Obligor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of the Obligors and their Subsidiaries, taken as a whole; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that the Obligors shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
“Net Funded Debt” means all indebtedness for borrowed money, including but not limited to capital or finance lease obligations, reimbursement obligations in respect of letters of credit, and, without duplication, guarantees of any such indebtedness, minus unrestricted cash and Cash Equivalents up to Ten Million Dollars ($10,000,000.00).
“Net Leverage Ratio” means Net Funded Debt, divided by EBITDA.
“Notes” are the Revolving Line of Credit Note and Term Loan Note.
“Obligations” are any Obligor’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts any Obligor owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Obligor assigned to Bank, and to perform such Obligor’s duties under the Loan Document.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

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“Perfection Certificate” is defined in Section 5.1.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
(c)    Subordinated Debt;
(d)    Indebtedness associated with purchase money Liens contemplated by clause (c) of the definition of “Permitted Liens” set forth herein;
(e)    intercompany Indebtedness amongst the Obligors and their Subsidiaries (subject to Section 7.7);
(f)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(g)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(h)    Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;
(i)    Indebtedness in respect of swap agreements, hedge agreements, foreign exchange transactions or other Banking Services;
(j)    Indebtedness incurred by Obligors in respect of credit cards, including prepaid cards, and letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business;
(k)    Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;
(l)    Indebtedness consisting of obligations under deferred compensation to employees or other similar arrangements incurred in connection with the Project Owen Acquisition or any other acquisition permitted hereunder or other investment permitted hereunder;
(m)    Indebtedness representing deferred compensation to employees of the Obligors and their Subsidiaries incurred in the ordinary course of business;
(n)    Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with the Project Owen Acquisition or any other acquisition, any other Investment or any disposition, in each case permitted under this Agreement;
(o)    additional Indebtedness in an aggregate amount not to exceed at any time outstanding $1,000,000; and
(p)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (o) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or any Subsidiary, as the case may be.

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“Permitted Investments” are:
(a)    Investments shown on the Perfection Certificate and existing on the Effective Date;
(b)    (i) Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;
(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Obligor’s business;
(d)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of any Obligor or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;
(e)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(f)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (f) shall not apply to Investments of any Obligor in any Subsidiary;
(g)    the Project Owen Acquisition;
(h)    Investments in swap agreements, hedge agreements, foreign exchange transactions or other Banking Services;
(i)    Investments consisting of the creation or acquisition of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;
(j)    Investments consisting of deposit accounts in which Bank has a perfected security interest;
(k)    Investments accepted in connection with Transfers permitted hereunder;
(l)    Investments by (i) Obligors in another Obligor, (ii) non-Guarantor Subsidiaries in non-Guarantor Subsidiaries and (iii) Obligors in non-Guarantor Subsidiaries in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any consecutive three (3) month period;
(m)    Investments consisting of deposits for prepaid credit cards permitted under the definition of “Permitted Indebtedness” hereunder; and
(n)    additional Investments in an aggregate amount not to exceed at any time outstanding $1,000,000.
“Permitted Liens” are:
(a)    Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

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(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
(c)    purchase money Liens (i) on Equipment acquired or held by any Obligor incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)    Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase:
(g)    leases or subleases of real property granted in the ordinary course of Borrower’s business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of any Obligor’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
(h)    non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;
(i)    Liens arising from judgments, orders, decrees or attachments in circumstances not constituting an Event of Default;
(j)    Liens on cash or Permitted Investments securing swap agreements, hedge agreements, foreign exchange transactions or other Banking Services;
(k)    Liens in favor of other financial institutions arising in connection with any Obligor’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and
(l)    additional Liens in an aggregate amount not to exceed at any time outstanding $500,000.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Project Owen Acquisition” means the acquisition by Borrower of 100% of the issues shares of OptaSense Holdings Limited, a limited company organized under the laws of England and Wales, pursuant to the terms of that Certain Share Purchase Agreement, to be dated on or about 2 December 2020, between Borrower and QinetiQ Holdings Limited, and the transactions related thereto.

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“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Reimbursement Agreement” is defined in Section 2.2(c).
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief financial Officer and Controller of any Obligor.
“Restricted License” is any material license or other agreement with respect to which any Obligor is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in such Obligor’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.
“Revolving Line” is the revolving line of credit evidenced by the Revolving Line Note in an aggregate maximum principal amount equal to Fifteen Million Dollars ($15,000,000.00).
“Revolving Line Maturity Date” is the “Expiration Date” as defined in the Revolving Line Note.
“Revolving Line Note” is the Revolving Line of Credit Note of even date herewith made by Borrower payable to the order of Bank in the principal amount of the Revolving Line, as the same may have been modified, amended, supplemented or replaced from time to time.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Security Agreements” are the Security Agreement(s) executed by Obligors encumbering the Collateral as security for the Credit Extensions, as the same may have been modified or amended from time to time.
“Subordinated Debt” is indebtedness incurred by any Obligor subordinated to all of such Obligor’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of an Obligor.
“SVB Cash Collateral Accounts” has the meaning set out in the Perfection Certificate.
“Term Loan” is the term loan evidenced by the Term Loan Note in the original principal amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).
“Term Loan Maturity Date” is the “Maturity Date” as defined in the Term Loan Note.

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“Term Loan Note” is the Term Loan Note of even date herewith made by Borrower payable to the order of Bank in the principal amount of the Term Loan, as the same may have been modified, amended, supplemented or replaced from time to time.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of any Obligor connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.l.
“Unfunded Capital Expenditures” means capital expenditures made from any Obligor’s funds, other than funds borrowed as term debt to finance such capital expenditures.

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Loan Agreement

[SIGNATURE PAGE]

The undersigned parties acknowledge that they have read and understand all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

BORROWER:

LUNA INNOVATIONS INCORPORATED,
a Delaware corporation

By:     /s/ Scott A. Graeff
Name:     Scott A. Graeff
Title:     Chief Executive Officer

GUARANTORS:

LUNA TECHNOLOGIES, INC.,
a Delaware corporation

By:     /s/ Scott A. Graeff
Name:     Scott A. Graeff
Title:     Chief Executive Officer

FORMER LUNA SUBSIDIARY, INC.,
a Delaware corporation

By:     /s/ Scott A. Graeff
Name:     Scott A. Graeff
Title:     Chief Executive Officer

GENERAL PHOTONICS CORP.,
a California corporation

By:     /s/ Scott A. Graeff
Name:     Scott A. Graeff
Title:     Chief Executive Officer

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TERAMETRIX LLC,
a Delaware limited liability company

By:     /s/ Scott A. Graeff
Name:     Scott A. Graeff
Title:     Chief Executive Officer

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Loan Agreement

[SIGNATURE PAGE]

The undersigned parties acknowledge that they have read and understand all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:     /s/ David Notaro
Name:     David Notaro
Title:     SVP

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EXHIBIT A

COMPLIANCE CERTIFICATE
TO:     PNC BANK, NATIONAL ASSOCIATION                 Date:     __________________
FROM:     LUNA INNOVATIONS INCORPORATED
The undersigned authorized officer of Luna Innovations Incorporated (the “Borrower”) certifies that under the terms and conditions of the Loan Agreement between Borrower and Bank (the “Agreement”), (1) Obligors are in complete compliance for the period ending _________, 20___ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below: provided, further, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Each Obligor, has timely filed all required tax returns and reports, and each Obligor has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by any Obligor except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against any Obligor or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which such Obligor has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that any Obligor is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements with Compliance Certificate	Quarterly within 60 days	Yes No
Operating budgets	FYE within 45 days	Yes No
Annual financial statements (CPA Audited)	FYE within 120 days	Yes No

Financial Covenants	Required	Actual	Complies

Maintain as indicated:
Net Leverage Ratio	<1.50 to 1.00		Yes No
Fixed Charge Coverage Ratio	≥1.10 to 1.00		Yes No

Borrower shall attach to this Certificate such worksheets, schedules or tables as may be necessary to verify the foregoing and hereby certifies that the financial covenant analyses and information set forth on such worksheets, schedules or tables attached hereto are true and accurate as of the date of this Certificate.
The following are the exceptions with respect to the certification above:
__________________________________________________
    __________________________________________________

__________________________________________________
    (If blank, “NONE”)

[SIGNATURE PAGE FOLLOWS]
COMPLIANCE CERTIFICATE
[SIGNATURE PAGE]

BORROWER:

LUNA INNOVATIONS INCORPORATED,
a Delaware corporation

By:    _____________________________
Name:    _____________________________
Title:    _____________________________

EXHIBIT B

JOINDER AND AMENDMENT AGREEMENT

[TEMPLATE ATTACHED HERETO]

EXHIBIT C
Request for Advance
(Advance Number)

LUNA INNOVATIONS INCORPORATED, a Delaware corporation (the “Borrower”), hereby requests an advance in the amount of $__________________ under the Revolving Line of Credit Note executed by the Borrower and delivered to PNC BANK, NATIONAL ASSOCIATION (the “Bank”), dated December 1, 2020 (the “Note”). Initially capitalized words and terms used herein without definition shall have the respective meanings assigned to them in the Note.

To induce the Bank to make such advance, the Borrower hereby represents and agrees as follows:

    1.    The advance hereby requested is for the following purpose (check one):

         Working Capital Purposes

         Capital Expenditures Described on the Attached Schedule

         Other -- Describe Below

    2.    No Event of Default exists and no event has occurred which with the passage of time, notice or both would constitute an Event of Default.

    3.    The approval of this Request for Advance by the Bank will not be deemed to be a waiver by the Bank of any Event of Default.

    4.    The Borrower has performed all of its obligations under the Loan Documents, and all of the representations and warranties made by the Borrower in the Loan Documents are true and correct as of the date hereof.

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    5.    The undersigned has been duly authorized by the Borrower to make this request for advance.

    WITNESS the due execution hereof with the intent to be legally bound hereby as of this _____ day of _______________, _____.

LUNA INNOVATIONS INCORPORATED,
a Delaware corporation

By:    _____________________________
Name:    _____________________________
Title:    _____________________________

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